Exhibit 5.1

February 3, 2010

Fortune Brands, Inc.

520 Lake Cook Road

Deerfield, Illinois 60015

Re:        Form S-3 Registration Statement (Registration No. 333-159008)

Ladies and Gentleman:

In my capacity as General Counsel of Fortune Brands, Inc., a Delaware corporation (the “Company”), I am furnishing this opinion in connection with the Company’s issuance of 1,560,000 shares of common stock, par value $3.125 per share (the “Shares”), to the Fortune Brands, Inc. Master Retirement Trust and the Fortune Brands Home & Hardware, LLC Retirement Plans Trust (the “Trusts”), and subsequent resale of the shares by the Trusts from time to time under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Registration Statement on Form S-3 (Reg. No. 333-159008) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act, as supplemented by the prospectus supplement filed by the Company pursuant to Rule 424(b) under the Securities Act on or about the date hereof.

As counsel for the Company, I have examined such documents, including the Registration Statement, the Company’s certificate of incorporation and by-laws and certain resolutions of the Board of Directors of the Company, and reviewed such questions of law as I have considered necessary and appropriate for the purposes of the opinion set forth below. In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to certain facts material to this opinion letter, I have relied without independent verification upon oral and written statements and representations of officers and other representatives of the Company.

Based on the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

My opinion expressed above is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, and I express no opinion as to the laws of any other jurisdiction. I hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement and the reference to me under the caption “Legal Matters.” In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Mark A. Roche
Mark A. Roche
Senior Vice President,
General Counsel and Secretary